UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2005

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.

On August 25, 2005, the Company issued a press release announcing the declaration of a 2005 third quarter cash dividend in the amount of $0.12 per common share outstanding. The press release, which appears as Exhibit 99.1, is filed and incorporated herein by reference.

The Company has also received notice of appeal from the judgment and satisfaction of judgment filed and entered by the Superior Court of the State of California for the County of Orange in a litigation matter, Bank of Orange County v. Azar. et al. The litigation matter involves Bank of Orange County, a division of the Company’s wholly-owned subsidiary Placer Sierra Bank (the “Bank”). The notice of appeal was filed by parties adverse to the Bank that hold a majority of the shares involved in the litigation. Parties representing the remaining shares did not file the notice of appeal. Bank of Orange County intends to continue to vigorously defend this action. If the Bank of Orange County is successful in defending the appeal, the Bank continues to anticipate it could receive approximately $1.6 million in pre-tax income, as a result of the litigation judgment having been more favorable to the Bank than the amount previously reserved for this matter. For more information about the litigation matter, see the Company’s quarterly report on Form 10-Q that was filed on August 12, 2005.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

(b) Pro forma financial information.

(c) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated August 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares
(Registrant)

Date August 25, 2005

/s/ David E. Hooston
David E. Hooston Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated August 25, 2005